Exhibit 99.1

Getty Images Hires Former U.S. Attorney John McKay as General Counsel

SEATTLE – May 21, 2007 – Getty Images (NYSE: GYI), the world’s leading creator and distributor of visual content, announced today that it has hired John McKay, former United States Attorney for the Western District of Washington, as senior vice president and general counsel.

“We are excited to have John join our team at Getty Images and help us continue to execute on the growth and innovation that is a hallmark of our company,” said Jonathan Klein, co-founder and CEO of Getty Images. “Over his long and highly distinguished career, John has shown extraordinary leadership and judgment in positions of authority in both government and business. We will benefit greatly from his experience and wisdom as we continue to expand our business around the world.”

President George W. Bush nominated John McKay to serve as the United States Attorney in September 2001, and following confirmation by the United States Senate, he began his tenure as United States Attorney for the Western District of Washington in October 2001. McKay resigned in January 2007 along with a number of his fellow United States Attorneys.

“Thanks to recent events, I’ve come to appreciate even more the powerful role images play in shaping public perception,” said McKay. “Getty Images is at the forefront of the imagery revolution that is transforming communications. I look forward to joining the dynamic team at the company and to lending my legal and management skills to a highly successful enterprise.”

McKay, a Seattle native, graduated from the University of Washington with a Bachelor of Arts degree in political science and earned his law degree at Creighton University. McKay served as a litigation partner at the Seattle law firm of Lane Powell Spears Lubersky, and was admitted to practice before the U.S. District Court, the Ninth Circuit Court of Appeals, and the United States Supreme Court.

McKay has also served as a White House Fellow and as managing partner of the law firm of Cairncross & Hempelmann. Since leaving the Justice Department, he has been Visiting Professor of Law at Seattle University School of Law.

Jeff Beyle, Getty Images’ current general counsel, is moving into the role of senior vice president, business development for the company. Beyle has served as general counsel since 2000, and will continue to play an important role as a senior member of the management team of the company. “Jeff has been instrumental in negotiating and executing dozens of acquisitions and strategic alliances for Getty Images over the past seven years. This move will allow him to focus his full-time efforts on this critical aspect of our business plan,” said Klein.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

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For more information, please contact:

Press: Deb Trevino, VP, Communications, 206-925-6474,

deb.trevino@gettyimages.com

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